Exhibit 10.26

Dated 22 May 2013

RAIFFEISEN BANK SH.A

- and –

TRAFIGURA PTE LTD

- and -

STREAM OIL & GAS LTD (ACTING THROUGH ITS BRANCH IN ALBANIA REGISTERED WITH THE NAME DEGA NE SHQIPERI E STREAM OIL & GAS LTD)

- and –

STREAM OIL & GAS LTD (BC)

_________________________________________

COORDINATION AGREEMENT

_________________________________________

THIS COORDINATION AGREEMENT is dated ___ April 2013 and made between:-

(1)	RAIFFEISEN BANK Sh.A, a bank registered under the laws of Albania, and existing under the laws of Albania registered with Court Order No. 17426 on 10 July 1997 (the “Bank”); and
(2)	TRAFIGURA PTE LTD, branch office Geneva, a company incorporated in Singapore with a branch office located at 5 Rue de Jargonnant, Geneva 1207, Switzerland (“Trafigura”); and

each of the Bank and Trafigura, a “Creditor”, and together the “Creditors”

(3)

STREAM OIL & GAS LTD (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd, registered in Albania on 5 October 2007 with NIPT K72205016P and with its office at Rr. Ismail Qemali, Samos Tower, Kati 5, Tirana, Albania), an exempted company incorporated with limited liability in the Cayman Islands with registered number WK188194 whose registered office is at Second Floor, Compass Centre, PO Box 448, George Town, Grand Cayman, KY1-1106, Cayman Islands (“Stream”); and

(4)

STREAM OIL & GAS LTD, a company incorporated in British Columbia, Canada, with registration number BC0713471 and with registered office at 19th Floor, 885 West Georgia St, Vancouver BC, V6C 3H4, Canada and its head office at #300, 609 – 14th Street N.W., Calgary, Alberta, T2N 2A1, Canada (“Stream Canada”),

each of the parties listed in (1) to (4), a “Party”, and together the “Parties”.

RECITALS

(A)

The Bank has agreed to provide financing to Stream on the terms of a facility agreement for a US$20,000,000 (United States Dollars Twenty Million) trade finance term facility dated 15 December 2011 between Stream, Stream Canada, and the Bank (the “Facility Agreement”).

(B)

Under the terms of the Facility Agreement, Stream Canada has given a guarantee for the benefit of the Bank, in respect of all of Steam’s obligations under the Facility Agreement and related finance documents (the “Bank Guarantee”).

(C)

As security for the obligations of Stream under the Facility Agreement, Stream has granted to the Bank security pursuant to a commercial contracts security agreement dated 15 December 2011 (the “Security Agreement”) and a securing charge agreement over moveable assets and inventories dated 22 December 2011 (the “Charge Agreement”) (the “Bank Security”).

(D)	Stream and Trafigura have entered into a crude oil sales contract dated 16 January 2013 for the provision by Stream to Trafigura of cargoes of crude oil (the “Sales Contract”).
(E)

Trafigura have agreed to pre-pay part of the purchase price for the crude oil to be supplied under the Sales Contract on the terms of a prepayment agreement dated on or about the date of this Agreement between Trafigura, Stream and Stream Canada (the “Prepayment Agreement”), pursuant to which Trafigura shall be entitled to set off amounts outstanding under the Prepayment Agreement against the purchase price of the crude oil cargoes under the Sales Contract.

(F)

As a condition precedent to the Prepayment Agreement, Stream Canada has given, or will give, a guarantee for the benefit of Trafigura, in respect of Stream’s obligations under the Prepayment Agreement (the “Trafigura Guarantee”).

(G)

As security for Stream’s obligations under the Prepayment Agreement, Stream has agreed to give security in favour of Trafigura over equipment and materials that Seller purchases with the proceeds of prepayments made under the Prepayment Agreement (the “Trafigura Security”).  Further, Stream has agreed to assign to Trafigura the proceeds of Insurances (as defined in paragraph 10) in respect of the Trafigura Security Assets (as defined in paragraph 12).

(H)

The Bank, Stream and Stream Canada have agreed to enter into amendment agreements in respect of each of the Facility Agreement and the Charge Agreement to permit Stream to enter into the Prepayment Agreement and to give the Trafigura Security.  Entry into this Agreement is a condition precedent to such amendment agreements becoming effective.

(I)

The Parties wish to enter into this Agreement in order to coordinate Trafigura’s rights under the Prepayment Agreement to set off certain sums owing to Trafigura by Stream against the value of cargoes delivered to Trafigura by Stream and in respect of the Trafigura Security, with the Bank’s rights under the Facility Agreement, the Charge Agreement, the Security Agreement and related finance documents (together, the “Financing Documents”).

FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS AGREED as follows:

1.

Notwithstanding the provisions of the Financing Documents, the Bank agrees that Trafigura shall be entitled to set off, pursuant to Clause 5 of the Prepayment Agreement, certain amounts owing to Trafigura by Stream under the Prepayment Agreement against the purchase price of crude oil cargoes under the Sales Contract.  Notwithstanding the foregoing and the provisions of Clause 5 of the Prepayment Agreement during the period of time until the Bank has promptly notified Trafigura that there is no indebtedness of Stream under the Financing Documents (the “Bank Facility Period”), each amount set off by Trafigura in any month shall not exceed the Permitted Amount for that month.  In any case, at the end of the Bank Facility Period there shall be no restrictions on Trafigura’s right to set off amounts under the Prepayment Agreement against the amounts owed under the Sales Contract.

For the purpose of this Agreement:

“Amortisation Table” means the amortisation table appearing at Schedule 1 to this Agreement as may be amended from time to time by the prior written consent of Stream, the Bank and Trafigura);

“Permitted Amount” for each month shall be the lower of:

a.

the amount set out in the Amortisation Table for that month expressed as percentage of the aggregate of (i) the principal amount scheduled to be outstanding under the Facility Agreement in that month and (ii) the amounts due for repayment by Stream under the Prepayment Agreement in that month; and

b.	the total amounts then due for repayment by Stream under the Prepayment Agreement (excluding any voluntary repayments).
2.

Trafigura and Stream shall ensure that Trafigura pays the amounts payable to Stream under the Prepayment Agreement through Stream’s accounts held with the Bank or with Raiffeisen Bank International, Vienna, at the discretion of Stream.

3.

The principal amount outstanding under the Prepayment Agreement shall be reduced by way of set-off in accordance with the Amortisation Table appearing at Schedule 1 to this Coordination Agreement. Should Stream fail to deliver sufficient crude oil under the Sales Contract in a month so as to permit set-off of the amount specified in Schedule 1, Stream shall pay to Trafigura the difference between the actual amount set-off and the set-off amount for such month appearing in Schedule 1 (such difference being the “Deficiency Amount”). Notwithstanding any provision of the Financing Documents, payment of the Deficiency Amount shall not constitute a default or termination event under or a breach of the Financing Documents.

4.	The aggregate amount of prepayments to be made by Trafigura to Stream under the Prepayment Agreement shall not exceed $7,000,000 without the Bank’s prior written consent.
5.	Notwithstanding any provision of the Financing Documents, the Bank:
a.

waives its right to a charge over any equipment and materials which shall be purchased by Stream for the expansion of production of the Cakran, Gorisht, Ballsh and Delvina Field projects utilising solely funds received from Trafigura under the Prepayment Agreement (the “Relevant Equipment”);

b.	affirms Stream’s right to grant and Trafigura’s right to obtain a charge over such Relevant Equipment; and
c.

acknowledges that the granting of a charge by Stream in favour of Trafigura over the Relevant Equipment and the assignment of proceeds of Insurances (as defined in paragraph 10) in respect of the Trafigura Security Assets (as defined in paragraph 12) shall not constitute a default or termination event under or a breach of any or all of the Financing Documents.

Stream shall notify the Bank within 14 days of purchasing any Relevant Equipment.

6.	Each of the Parties agrees that:
a.	unless otherwise provided for in this Agreement, the liabilities owed by Stream to the Bank and Trafigura shall rank pari passu; and
b.	the Bank Security and the Trafigura Security granted by Stream shall secure the following liabilities (but only to the extent that such security is expressed to secure those liabilities):
i.

the Bank Security and any other security created pursuant to the Financing Documents shall rank and secure liabilities of Stream to the Bank under the Financing Documents (the “Financing Documents Liabilities”); and

ii.	the Trafigura Security shall rank and secure the liabilities of Stream to Trafigura under the Prepayment Agreement (the “Prepayment Agreement Liabilities”).
7.

Each Creditor is entitled to make a demand under, or take any other enforcement action in respect of, the Trafigura Guarantee or the Bank Guarantee, as applicable.  If any Creditor makes a demand under, or takes any other enforcement action in respect of, the Trafigura Guarantee or the Bank Guarantee, as applicable to it, the other Creditor shall also promptly make a demand or take a similar enforcement action in respect of its guarantee as it is entitled to take under its guarantee and in accordance with the terms of its guarantee.

8.

If at any time during the Bank Facility Period, a Creditor receives or recovers any payment in relation to the Trafigura Guarantee or the Bank Guarantee (as applicable), it shall immediately notify the other Creditor.  Any recovery shall be applied towards the Prepayment Agreement Liabilities and the discharge of the Financing Documents Liabilities as follows:

(a)

first, in or towards payment pro rata of the costs of that recovery.  The costs of any recovery pursuant to the Trafigura Guarantee or the Bank Guarantee shall be shared by the Creditors pro rata to the principal amount of the Prepayment Agreement Liabilities and the Financing Documents Liabilities; and

(b)	second, in or towards payment pro rata of the Prepayment Agreement Liabilities and the Financing Documents Liabilities on the pari passu basis.
9.

Each Creditor shall hold the amount of any receipt or recovery payable to another Creditor (less the pro rata share of the costs of the recovery attributable to that other Creditor) on trust for that other Creditor and promptly pay that amount to that other Creditor for application in accordance with the terms of this Agreement.

10.	Stream shall:
(a)	insure all its assets and business of an insurable nature with reputable insurers of good standing;
(b)	comply with all insurance conditions imposed by any lease, agreement for lease or tenancy under which Stream derives an interest;
(c)	procure that the insurances it must maintain to comply with this Clause (the “Insurances”):
(i)	are on the same terms and cover the same risks as those normally taken out by prudent companies owning or possessing similar assets and carrying on similar businesses to Stream’s; and
(ii)	are in such amounts as is prudent (including for the full replacement value from time to time of any assets destroyed or otherwise becoming a total loss);
(d)

where the assets in question are, or are expressed to be, the subject of the Bank Security or Trafigura Security, ensure the Bank is endorsed on the policies as loss payee and promptly provide evidence to that effect to the Bank;

(e)	pay when due all premiums and other amounts payable under the Insurances and, promptly when asked by the Lender, produce receipts for payment of the premiums;
(f)	promptly when asked by the Bank, deposit with or produce for inspection to the Bank all policies and other contracts for the Insurances; and
(g)	use reasonable endeavours to prevent any act, omission or circumstance that would be reasonably likely to render void or voidable any of the Insurances.
11.

The provisions of this Agreement are without prejudice to the Bank’s rights in respect of the Insurances under the Facility Agreement.  To the extent that Stream’s obligations under the Prepayment Agreement and the Trafigura Security in respect of Insurances conflict with the provisions of this Agreement, the provisions of this Agreement shall prevail.

12.

The Bank shall hold the amount of insurance proceeds paid to it under the Insurances in respect of the assets which the Bank reasonably believes to be, or which are expressed to be, the subject the Trafigura Security (“Trafigura Security Assets”) (less the costs referred to in this paragraph) on trust for Trafigura and promptly pay that amount to Trafigura.  The costs incurred by the Bank in connection with any such payment of the proceeds of Insurances in respect of the Trafigura Security Assets shall be for the account of Trafigura.  The Bank shall be entitled to apply the insurance proceeds paid to it under the Insurances in respect of the Trafigura Security Assets towards the payment of such costs before paying the remaining amount of the proceeds to Trafigura.

13.	Stream Canada acknowledges and agrees to provisions set out in paragraphs 7 to 12 inclusive in respect of the Trafigura Guarantee and the Bank Guarantee and in respect of the Insurances.
14.	No later than 5 days from the date of this Agreement:
a.	Stream shall deliver a notice to Trafigura of the assignment of the Sales Contract pursuant to the Security Agreement in the form set out in Schedule 2 to this Agreement; and
b.	Trafigura shall deliver to the Bank an acknowledgement of notice substantially in the form provided in Schedule 2 to this Agreement.
15.	Trafigura shall promptly notify the Bank in writing about:
a.	the Prepayment Agreement being entered into by the parties and supply the Bank with a copy of the Prepayment Agreement signed by the parties to it;
b.	the prepayment being made to Stream pursuant to the Prepayment Agreement and the aggregate amount of such prepayment; and
c.

the Trafigura Security and Trafigura Guarantee or any other security or guarantee being granted to Trafigura by Stream or Stream Canada in respect of the prepayment Agreement and supply the Bank with a copy of the relevant security documents and guarantees signed by the parties to them.

Each document referred to in this paragraph 15 must be in the form approved by the Bank in advance of its signing and may not be amended by the parties during the Bank Facility Period without the Bank’s prior consent.

16.

During the Bank Facility Period Trafigura shall each month notify the Bank in writing about the aggregate amount, which it has set off pursuant to the Prepayment Agreement in that month within 5 business days from the end of that month;

17.

During the Bank Facility Period the Bank shall each month notify Trafigura in writing about the aggregate principal amounts paid by or on behalf of Stream pursuant to the Facility Agreement in that month within 5 business days from the end of that month;

18.

During the Bank Facility Period each Creditor shall immediately advise the other of (i) any circumstance or event which comes to its knowledge and upon the happening of which the Trafigura Security and the Bank Security created pursuant to the Financing Documents, respectively, shall become enforceable and (ii) of its intentions with regard to its security.

19.

During the Bank Facility Period each Creditor shall immediately advise the other of (i) any circumstance or event which comes to its knowledge and upon the happening of which it becomes entitled to make a demand under, or take any other enforcement action in respect of, the Trafigura Guarantee or the Bank Guarantee, as applicable and (ii) of its intentions in respect of its guarantee.

20.	Stream and Stream Canada consent to Trafigura and the Bank providing each other with the information envisaged by this Agreement.
21.

Trafigura consents to Stream providing the Bank with information about the Prepayment Agreement, including without limitation details of the Relevant Equipment, the amounts of prepayments made under the Prepayment Agreement and any defaults under the Prepayment Agreement.

22.	A breach of the terms of this Agreement by Stream, Stream Canada or Trafigura shall be an Event of Default for the purposes of the Facility Agreement and the Prepayment Agreement.
23.

In the event of any conflict between any terms of any of the Facility Agreement, Security Agreement, Charge Agreement, Prepayment Agreement, Sales Contract and this Agreement, the terms of this Agreement shall prevail.

24.	No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
25.

Any provision of this Agreement, which is unenforceable in any jurisdiction, shall, in that jurisdiction, be ineffective to the extent of the unenforceability without affecting the validity or enforceability of that provision in any other jurisdiction or affecting any other provision of this Agreement.

26.

All communications between the Parties must be in writing in English language.  Notices can be given by fax, post or email.  For all communications, the postal and email addresses and fax number (and the contact department or officer, if any) for each Party are set out below.

Stream:

Rr. Ismail Qemali

Samos Tower, Kati 5

Tirana, Albania

with a copy to:

#300, 609 – 14th Street N.W.,

Calgary, Alberta  T2N 2A1

Attention:	Dr. Sotirios Kapotas, Chief Executive Officer
Fax:	+355 38540385 with a copy to +1 403 531 2695
Email:	skapotas@streamoilandgas.com
with a copy to nxoro@streamoilandgas.com

Stream Canada:

#300, 609 - 14th Street N.W.

Calgary, Alberta  T2N 2A1

Attention:	James R. Hodgson, Chief Financial Officer
Fax:	+1 403 531 2695
Email:	jhodgson@streamoilandgas.com
with a copy to skapotas@streamoilandgas.com

Bank:

European Trade Center, 6th Floor

Blvd. “Bajram Curri”

Tirana, Albania

Attention:	Elona Koci, Head of Large Corporate and Mid Market Division
Fax:	+ 355 4 2275550
Email:	elona.koci@raiffeisen.al
with a copy to jorida.zaimi@raiffeisen.al

Trafigura:

5 rue du Jargonnant

1207 Geneva, Switzerland

Attention:	Nicolas Djelalian, Structured Finance
Fax:	+41 22 786 6401
Email:	nicolas.djelalian@trafigura.com;
StructuredFinanceMiddleEast_CIS&Europe@trafigura.com
27.

If a Party's contact details specify a particular department or officer, any communication to that Party will only be effective if addressed to that department or officer.  Communications by fax are effective only when received in legible form.  Any electronic communication made between the Parties will be effective only when actually received in readable form.  Communications by letter are effective:

a.	when left at the relevant address; or
b.	two business days (or for airmail, five business days) after being posted, postage prepaid (or, airmail postage prepaid), to the relevant address.
28.	This Agreement may not be amended except in writing executed by each of the Parties.
29.

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

30.

All claims, disputes or differences whatsoever between any or all of the Parties arising out of or in connection with this Agreement (including without limitation any question regarding its existence, validity or termination, or any non-contractual obligations) shall be referred to arbitration in London in accordance with the Arbitration Act 1996 (or any subsequent amendment or re-enactment thereof).

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date specified at the beginning of this Agreement.  The Bank and Trafigura agree that their mutual rights and obligations set out in this Agreement shall become effective on the date when both of them have executed this Agreement, irrespective of whether Stream and Stream Canada have executed it.

SCHEDULE 1: AMORTISATION SCHEDULE

	RBAL	TRAFIGURA	PERCENTAGE OF TOTAL DEBT
	Net Outstanding Loan	Net Outstanding Loan	RBAL	TRAFIGURA	PERMITTED AMOUNT TO BE SET OFF BY TRAFIGURA
01/12/2012	16,328,019
30/01/2013	16,328,019
28/02/2013	16,328,019
31/03/2013	15,307,518	7,000,000	69%	31%	31%
30/04/2013	15,307,518	7,000,000	69%	31%	31%
31/05/2013	15,307,518	7,000,000	69%	31%	31%
30/06/2013	14,287,017	7,000,000	67%	33%	33%
31/07/2013	14,287,017	7,000,000	67%	33%	33%
31/08/2013	14,287,017	7,000,000	67%	33%	33%
30/09/2013	13,266,516	6,695,652	66%	34%	34%
31/10/2013	13,266,516	6,391,304	67%	33%	33%
30/11/2013	13,266,516	6,086,957	69%	31%	31%
31/12/2013	12,246,014	5,782,609	68%	32%	32%
30/01/2014	12,246,014	5,478,261	69%	31%	31%
28/02/2014	12,246,014	5,173,913	70%	30%	30%
31/03/2014	11,225,513	4,869,565	70%	30%	30%
30/04/2014	11,225,513	4,565,217	71%	29%	29%
31/05/2014	11,225,513	4,260,870	72%	28%	28%
30/06/2014	10,205,012	3,956,522	72%	28%	28%
31/07/2014	10,205,012	3,652,174	74%	26%	26%
31/08/2014	10,205,012	3,347,826	75%	25%	25%
30/09/2014	9,184,511	3,043,478	75%	25%	25%
31/10/2014	9,184,511	2,739,130	77%	23%	23%
30/11/2014	9,184,511	2,434,783	79%	21%	21%
31/12/2014	8,164,010	2,130,435	79%	21%	21%
30/01/2015	8,164,010	1,826,087	82%	18%	18%
28/02/2015	8,164,010	1,521,739	84%	16%	16%
31/03/2015	7,143,508	1,217,391	85%	15%	15%
30/04/2015	7,143,508	913,043	89%	11%	15%
31/05/2015	7,143,508	608,696	92%	8%	15%
30/06/2015	6,123,007	304,348	95%	5%	15%
31/07/2015	6,123,007	0	100%	0%	15%
31/08/2015	6,123,007		100%	0%
30/09/2015	5,102,506		100%	0%
31/10/2015	5,102,506		100%	0%

	RBAL	TRAFIGURA	PERCENTAGE OF TOTAL DEBT
	Net Outstanding Loan	Net Outstanding Loan	RBAL	TRAFIGURA	PERMITTED AMOUNT TO BE SET OFF BY TRAFIGURA
30/11/2015	5,102,506		100%	0%
31/12/2015	4,082,005		100%	0%
30/01/2016	4,082,005		100%	0%
28/02/2016	4,082,005		100%	0%
30/03/2016	3,061,504		100%	0%
30/04/2016	3,061,504		100%	0%
31/05/2016	3,061,504		100%	0%
30/06/2016	2,041,002		100%	0%
31/07/2016	2,041,002		100%	0%
31/08/2016	2,041,002		100%	0%
30/09/2016	1,020,501		100%	0%
31/10/2016	1,020,501		100%	0%
30/11/2016	1,020,501		100%	0%
31/12/2016	0

SCHEDULE 2: FORM OF NOTICE AND ACKNOWLEDGEMENT TO BE SERVED PURSUANT TO THE SECURITY AGREEMENT

[Letterhead of Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd).]

To:TRAFIGURA PTE LTD

[insert date of notice]

Dear Sirs

Crude oil sales contract dated 16 January 2013, contract no: SKO-012-453470 (the Agreement)

1

We hereby give you notice that by a Commercial Contracts Security Agreement dated 15 December 2011 (the Security Agreement), we assigned to Raiffeisen Bank Sh. A. (the Lender) all our rights, title, benefit and interest, whether present or future, proprietary, contractual or otherwise, arising out of or in, to or under the Agreement (the Secured Rights).

2	We hereby request that, upon receipt of this notice, you sign the attached acknowledgement and send the signed acknowledgement to the Lender at the indicated contact.
3

Subject to paragraph 5 below, we hereby instruct you to pay all amounts due to us from you under the Agreement into the account held in our name (Dega ne Shqiperi e Stream Oil) with Raiffeisen Bank Sh. A. bearing account number 0005250208 (IBAN AL17202110370000000005250208) or to such other account or accounts as may from time to time be notified to you by (or with the approval of) at the Lender. Please note, we cannot change these payment instructions without the written consent of the Lender.

4	Please note that, with effect from today and until the Lender has notified you in writing accordingly:
(a)	the Agreement may not be terminated, amended or varied except with the prior written consent of the Lender save as permitted by paragraphs 3(a) and 3(d) of the attached acknowledgement;
(b)

notwithstanding the Security Agreement, you may treat us as remaining liable to exercise and perform our obligations (if any) expressed to be assumed by us in relation to the Agreement and the Lender shall not be under any obligation of any kind whatsoever in respect of the Agreement;

(c)

notwithstanding the Security Agreement, you may continue to treat us as entitled to exercise and enforce all our rights, discretions and remedies under or in respect of the Agreement unless and until you are notified by or on behalf of the Lender that the security created by the Security Agreement has become enforceable and upon receiving such notification, you shall thereafter treat the Lender (and any person nominated by the Lender) as the only persons entitled to exercise and enforce all such rights, discretions and remedies;

(d)	this notice is without prejudice to the rights of the Lender under or pursuant to the provisions of the Security Agreement; and
(e)	the authority and any instructions contained in this notice cannot be revoked or varied by us without the prior written consent of the Lender.

5

We refer to the coordination agreement dated [     ] 2013 entered into between, among others, us, you and the Lender (the “Coordination Agreement”).  We request you to confirm that you do not have, and will not make or exercise, any rights of counterclaim, lien, rights of set-off or any other equities against us which would be likely to affect the performance of rights and obligations under the Agreement, save for the rights of set-off permitted by the terms of the Coordination Agreement.

6	This letter shall be governed by and construed in accordance with the laws of the Cayman Islands.

Yours faithfully

For and on behalf of Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name

Dega ne Shqiperi e Stream Oil & Gas Ltd)

cc    Raiffeisen Bank Sh. A.

Form of acknowledgement to be enclosed with the notice

To:Raiffeisen Bank Sh. A.

Bulevardi Bajram Curri

ETC

Tirana

Albania

Attn:Elona Koci, Head of Large Corporate and Mid Market Division

Dear Sirs

Crude oil sales contract dated 16 January 2013, contract no: SKO-012-453470 (the Agreement)

1

We hereby acknowledge receipt of the letter (the Notice) from Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd) (the Borrower) dated [insert date of Notice] relating to the Commercial Contracts Security Agreement dated 15 December 2011 (the Security Agreement) entered into between yourself and the Borrower. Terms defined in the Notice shall bear the same meaning when used in this letter.

2	We consent to the terms of the Notice and the assignment by the Borrower pursuant to the Security Agreement of the Secured Rights for all purposes in relation to the Agreement.
3	We confirm that:
(a)	we will not amend or vary the Agreement without your prior written consent, provided we may agree an amendment to the Agreement which:
(i)	relates to the day-to-day operation of the Agreement;
(ii)	is usual for contracts of the same type as the Agreement;
(iii)	is not prejudicial to the interests of the Lender and
(iv)	which you notify the Lender promptly after it is agreed;
(b)	we have not as at today's date, received:
(i)	any other notice of any other assignment, charge or encumbrance in respect of the Secured Rights; or
(ii)

any notice that any third party (other than you) has or will have any right or interest whatsoever in or has made or will be making any claim or demand or taking any action whatsoever in respect of the Secured Rights, and we will notify you upon our receiving any such notice or otherwise becoming aware of such circumstances;

(c)

we shall not, without your prior written consent, recognise the exercise or purported exercise by the Borrower of any right that the Borrower may have to amend, vary, cancel, terminate, repudiate or surrender the Agreement;

(d)	if any event occurs which would permit us to exercise any right against the Borrower to cancel, terminate, repudiate or surrender the Agreement, we undertake:
(i)	promptly upon becoming aware of it, to give you notice of such event; and
(ii)

not to take steps to exercise such right for thirty days from our written notice to you (and to accept as adequate remedy, performance by you within such 30 day period of the obligations of the Borrower that gave rise to such right);

(e)

subject to paragraph 3(f) below, we will unconditionally and irrevocably pay all proceeds payable by us under the Agreement to the account held with Raiffeisen Bank Sh. A. in the name of the Borrower (Dega ne Shqiperi e Stream Oil) with Raiffeisen Bank Sh. A. bearing account number 0005250208 (IBAN AL17202110370000000005250208) or to such other account or accounts as may from time to time be notified to us by you (or by the Borrower with the written approval of any one of you, which approval we will obtain and review before the changes are implemented);

(f)

we do not have, and will not make or exercise, any claims or demands, rights of counterclaim, lien, rights of set-off or any other equities against the Borrower or the Secured Rights, except for the rights of set-off permitted by the terms of the Coordination Agreement; and

(g)	the undersigned has full authority to acknowledge the Notice and the Lender's security interest over the Secured Rights on behalf of Trafigura PTE Ltd in accordance with the terms of this letter.
4	This letter shall be governed by and construed in accordance with the laws of the Cayman Islands.
5	This letter has been executed and delivered as a deed by us on the date specified above.

Yours faithfully

Executed as a deed by an

authorised signatory

for and on behalf of

TRAFIGURA PTE LTD

Date:

in the presence of:

Name of witness:

Address:

EXECUTION PAGE

EXECUTED by
RAIFFEISEN BANK SH.A acting by:

Name:	Christian Canacaris	(Sign)	/s/ Christian Canacaris

Title:	CEO		(Authorised Signatory)

Name:	Alexander Zsolnai	(Sign)	/s/ Alexander Zsolnai

Title:	Deputy - CEO		(Authorised Signatory)

Date:

EXECUTED by
TRAFIGURA PTE LTD acting by:

Name:	Nicolas Tiarsac	(Sign)	/s/ Nicolas Tiarsac

Title:	Regional Head of Structured Finance		(Authorised Signatory)

Name:	Christophe Salmon	(Sign)	/s/ Christophe Salmon

Title:			(Authorised Signatory)

Date:	22/05/2013

EXECUTED by
STREAM OIL & GAS LTD (acting through its branch in Albania) acting by:

Name:	Sotirios Kapotas	(Sign)	/s/ Sotirios Kapotas

Title:	President and CEO		(Authorised Signatory)

Name:		(Sign)

Title:			(Authorised Signatory)

Date:	22/05/2013

EXECUTED by
STREAM OIL & GAS LTD acting by:

Name:	Sotirios Kapotas	(Sign)	/s/ Sotirios Kapotas

Title:	President and CEO		(Authorised Signatory)

Name:		(Sign)

Title:			(Authorised Signatory)

Date:	22/05/2013